Exhibit 99.1

April 13, 2009

Re: ICON Income Fund Eight A L.P. (“Fund Eight A”)

Dear Registered Representative:

As you know, at the end of 2008, the material asset remaining in Fund Eight A’s portfolio was its investment in a joint venture that leased telecommunications equipment to Global Crossing Telecommunications, Inc. (“Global Crossing”).  On February 13, 2009, Fund Eight A monetized its Global Crossing investment and, on March 1, 2009, distributed proceeds from its Global Crossing investment to investors.  Accordingly, as of March 16, 2009, Fund Eight A transferred all of its remaining assets and liabilities to ICON Income Fund Eight A L.P. Liquidating Trust (the “Trust”) and each investor in Fund Eight A received a pro rata interest in the Trust in exchange for its interest in Fund Eight A.  At the time of the transfer, Fund Eight A’s sole non-cash asset was a 0.8% interest in an investment in North Sea (Connecticut) Limited Partnership (“North Sea”), an entity that owned a 100% interest in a mobile offshore drilling rig that was subject to a lease with and is the subject of a litigation against Rowan Companies, Inc.

The Trust’s interest in North Sea entitles the Trust to receive proceeds from the litigation with Rowan regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received.  On March 7, 2007, the Texas State Court issued a final judgment and order that, among other things, ordered Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees.  The Trust's portion of the net proceeds, after deducting all costs and expenses incurred in connection with the litigation, cannot be calculated until the litigation is resolved.  Later that year, Rowan appealed the Texas State Court's judgment to the Texas Court of Appeals. The Texas Court of Appeals held the appeals hearing on May 1, 2008 and, by a two to one decision of the appellate panel, rendered its decision to reverse the Texas State Court’s decision on March 31, 2009.  We and the other North Sea partners strongly disagree with the decision of the appellate panel and continue to believe that our interpretation of the charter agreement with Rowan and the Texas State Court’s decision are both correct.  Accordingly, we are working vigorously with the other North Sea partners to have the Court of Appeals’ decision reconsidered and, if necessary, overturned as soon as practicable.  To that end, we expect to file a motion to have the appellate decision reconsidered within the next 30 days.

While we cannot predict the ultimate outcome of this litigation or when it will be finalized, if the Texas Court of Appeals decision stands, Fund Eight A’s investors are likely to receive little or no additional distributions.  As we have previously disclosed to you, Fund Eight A was adversely affected by several events, including the loss on three significantly leveraged investments and the tragic events of September 11, 2001. Nevertheless, as of December 31, 2008, investors that joined the Fund at its outset in October 1998 have received $124.68 in cash distributions for every $100 invested as other investments made by the fund were able to offset some of these adverse events. While it is still our hope and expectation that the Rowan litigation will ultimately be resolved in favor North Sea, the eventual total return for Fund Eight A’s investors will likely not be impacted by the result either way.

Your clients will also receive a similar notification from us.

We will continue to update you on the status of the Rowan litigation as it progresses to a final resolution. Should you have any questions please call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

ICON Capital Corp.                                                                150 Grossman Drive                                                                Braintree, MA 02184